UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 9, 2005

Kitty Hawk, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-25202 (Commission File Number)	75-2564006 (I.R.S. Employer Identification No.)

1515 West 20th Street
P.O. Box 612787
DFW International Airport, Texas	75261
(Address of principal	(Zip Code)
executive offices)

Registrant’s telephone number, including area code: (972) 456-2200

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

The response to Item 5.02 below is incorporated herein by reference.

Item 1.02 Termination of a Material Definitive Agreement.

The response to Item 5.02 below is incorporated herein by reference.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On May 9, 2005, Kitty Hawk, Inc. (the “Company”) and Randy Leiser, the Company’s Vice President and Chief Financial Officer, entered into a Separation Agreement and General Release (the “Separation Agreement”) pursuant to which Mr. Leiser is resigning his employment with the Company effective as of June 1, 2005 to pursue other opportunities. Mr. Leiser will continue to serve as the Company’s Chief Financial Officer through June 1, 2005. The Company has commenced a search to identify and select a new Chief Financial Officer.

Pursuant to the Separation Agreement, Mr. Leiser will be paid his current monthly salary amount pursuant to the Company’s normal payroll schedule until September 30, 2005 and will continue his current medical and insurance benefits through September 30, 2005. In addition, the nondisclosure, protection of proprietary information and non-competition obligations of Mr. Leiser and the indemnification obligations of Kitty Hawk contained in Mr. Leiser’s employment agreement with the Company will continue. Mr. Leiser’s unvested stock options with the Company will be forfeited as of June 1, 2005. Mr. Leiser released the Company and its employees, officers, agents, directors, stockholders and affiliates from any and all claims of any kind whatsoever, and Kitty Hawk agreed to release Mr. Leiser from any and all claims which arise out of actions taken in good faith by Mr. Leiser while serving as an employee of Kitty Hawk. The parties also agreed to a mutual non-disparagement agreement. Mr. Leiser may revoke the Separation Agreement within seven days of May 9, 2005.

Effective as of June 1, 2005, the employment agreement, dated as of December 14, 2004, between the Company and Mr. Leiser will terminate, other than the provisions of the employment agreement that are incorporated into the Separation Agreement.

* * * * *

SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

KITTY HAWK, INC.
By:	/s/ STEVEN E. MARKHOFF
Name:	Steven E. Markhoff
Title:	Vice President Strategic Planning, General Counsel and Corporate Secretary

Date: May 9, 2005